Exhibit 99.1

  Brookline Bancorp Announces Agreement to Increase its Investment in Eastern Funding LLC and the Employment of an Experienced Senior Commercial Loan Officer

     BROOKLINE, Mass.--(BUSINESS WIRE)--Feb. 28, 2006--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today that it signed a merger agreement to increase its ownership interest in Eastern Funding LLC ("Eastern") from approximately 29% to 86% through a cash payment of approximately $16.2 million, excluding related transaction costs. Eastern specializes primarily in the financing of coin-operated laundry, dry cleaning and grocery store equipment in the greater metropolitan New York area and selected other locations in the Northeast. Since its founding by Michael J. Fanger in 1997, Eastern has originated over $275 million of high yielding loans and experienced an excellent credit history with aggregate net charge-offs of less than 0.5% of total originations. At December 31, 2005, Eastern had total assets of $106 million, including net loans of approximately $100 million. Completion of the acquisition, which is subject to approval by Eastern's investors and the Company's regulators, is expected to occur in the second quarter of 2006 and to be modestly accretive to earnings immediately thereafter.
     Michael Fanger will continue to serve as the chief executive officer of Eastern and he, along with a family member and two senior officers of Eastern, will hold the minority interest position. Richard P. Chapman, Jr., the Company's chairman and chief executive officer, commented "We have been pleased to be a part-owner of Eastern since 1999 and are enthusiastic about the potential for growth and profitability that can be accomplished through the acquisition. We have the highest regard for Michael Fanger and what he has achieved since founding Eastern. His continued leadership and involvement were essential to our decision to enhance our ownership interest."
     The Company also announced that it has hired William R. MacKenzie as senior vice president in charge of commercial lending. Mr. MacKenzie has 34 years of experience in originating loans for working capital and other business-related purposes. His most recent experience was to serve as the regional president of a thirty-branch banking unit located outside of Massachusetts. Most of Mr. MacKenzie's business career has been with three major regional banks in Massachusetts.

     For further information, please contact Paul R. Bechet, chief financial officer of the Company (617-278-6405).


     CONTACT: Brookline Bancorp, Inc.
              Paul R. Bechet, 617-278-6405